Exhibit 99.2



[COMCAST LOGO]                                           PRESS RELEASE
                                                         Comcast Corporation
                                                         1500 Market Street
                                                         Philadelphia, PA 19102
                                                         www.comcast.com

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Contact:
Karen Dougherty Buchholz - 215-981-8520
karen_buchholz@comcast.com

Tim Fitzpatrick - 215-981-8515
tim_fitzpatrick@comcast.com

FOR IMMEDIATE RELEASE

              COMCAST ANNOUNCES LIBERTY MEDIA CORPORATION TRIGGERS
                        EXIT RIGHTS PROCESS FOR QVC, INC.

Philadelphia, PA (Monday, March 3, 2003) - Comcast Corporation (NASDAQ: CMCSA; CMCSK) today reported that Liberty Media Corporation has delivered a notice to Comcast that triggers an exit rights process with respect to QVC, Inc., a consolidated subsidiary of Comcast. Pursuant to the stockholders agreement between Comcast and Liberty, the parties shall seek in good faith to negotiate the fair market value of QVC prior to March 31, 2003. If the parties cannot agree, an appraisal process will determine the value of QVC. Comcast will then have the right to purchase Liberty's approximately 42% interest in QVC at the determined value. If Comcast elects not to purchase Liberty's interest in QVC, Liberty then will have a similar right to purchase Comcast's interest in QVC. If neither party elects to purchase the interest of the other, then Comcast and Liberty are required to use their best efforts to sell QVC; either company is permitted to be a purchaser in any such sale. There can be no assurance that the parties will not agree to a transaction relating to the parties' interests in QVC other than that specified in the agreement, or that any transaction will occur involving Comcast's or Liberty's interest in QVC.

Comcast Corporation (www.comcast.com) is principally involved in the development, management and operation of broadband cable networks, and in the provision of electronic commerce and programming content. The Company is the largest cable company in the United States, serving approximately 21.3 million cable subscribers. The Company's commerce and content businesses include majority ownership of QVC, Comcast Spectacor, Comcast SportsNet, E! Entertainment Television, Style, The Golf Channel, Outdoor Life Network and G4. Comcast Class A common stock and Class A Special common stock trade on The NASDAQ Stock Market under the symbols CMCSA and CMCSK, respectively.

This press release contains forward-looking statements. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could significantly affect actual results from those expressed in any such forward-looking statements. Readers are directed to Comcast's filings with the SEC for a description of such risks and uncertainties.

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